SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

TIFFANY & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 12, 2004

727 Fifth Avenue
New York, N.Y. 10022

Michael J. Kowalski
Chairman of the Board and Chief Executive Officer

James E. Quinn
President

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 20, 2004, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

     We hope that you can join us at this meeting. As a stockholder, your participation in the affairs of Tiffany & Co. is important, regardless of the number of shares that you hold. Therefore, whether or not you are able to personally attend, please vote your shares as soon as possible by completing and returning the enclosed proxy card, by calling the telephone number listed on the card, or by accessing the Internet site to vote electronically.

     Enclosed are Tiffany & Co.’s 2003 Annual Report and Proxy Statement for the 2004 Annual Meeting of Stockholders. We hope you find it informative reading.

Thank you for your interest in Tiffany & Co.

Sincerely,

Michael J. Kowalski

James E. Quinn

2004 Annual Meeting of Stockholders

Proxy Statement

PROXY STATEMENT FOR THE
2004 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE AND VOTING MATTERS

Introduction

     The Annual Meeting of the stockholders of Tiffany & Co. (the “Company”) will be held on Thursday, May 20, 2004, at 10:00 a.m. in the Roof/Penthouse of the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York.

     You are entitled to vote at our 2004 Annual Meeting because you were a stockholder, or held Company stock through a broker, bank or other nominee, at the close of business on March 25, 2004, the record date for this year’s Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

     We have also enclosed for your review a copy of our 2003 Annual Report to Stockholders. This Report contains financial and other information about our business during our last fiscal year (February 1, 2003 to January 31, 2004).

Matters to Be Voted On at the 2004 Annual Meeting

     There are two matters scheduled to be voted on at this year’s Annual Meeting:

•	the election of the Board of Directors (the “Board”), and
•	the approval of independent auditors to audit our fiscal 2004 financial statements.

How to Vote Your Shares

     You can vote your shares at the Annual Meeting by proxy or in person.

     You can vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Annual Meeting is called voting “by proxy.”

     If you wish to vote by proxy, you must do one of the following:

•	complete the enclosed form, called a “proxy card,” and mail it in the envelope provided, or
•	call the telephone number listed on the proxy card (1-800-435-6710) and follow the pre-recorded instructions, or
•	use the Internet to vote by pointing your browser to http://www.eproxy.com/tif; have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote.

     If you do one of the above, you will have designated three officers of the Company to act as your proxies at the 2004 Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card, the telephone or the Internet with respect to each of the proposals presented in this Proxy Statement.

     Alternatively, you can vote your shares in person by attending the Annual Meeting. You will be given a ballot at the meeting.

     While we know of no other matters to be acted upon at this year’s Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have voted by proxy, your proxy will vote on such other matters in accordance with his best judgment.

     If you decide to vote by proxy (including by mail, telephone or Internet), you can revoke – that is, change or cancel – your vote at any time before your proxy casts his vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

•	you can send an executed, later-dated proxy card to the Secretary of the Company, call in different instructions, or access the Internet voting site.
•	you can notify the Secretary of the Company in writing that you wish to revoke your proxy, or
•	you can attend the Annual Meeting and vote in person.

     A special note for those who plan to attend the Annual Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement or letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the record date. If you do not bring such a statement or letter, your vote at the meeting will not be counted.

The Number of Votes That You Have

     Each share of the Company’s common stock has one vote. The number of shares, or votes, that you have at this year’s Annual Meeting is indicated on the enclosed proxy card.

What a Quorum Is

     A “quorum” is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our stockholder meetings, a majority of shares outstanding on the record date must be present.

     The number of shares outstanding at the close of business on March 25, 2004, the record date, was 146,922,669. Therefore, 73,461,335 shares must be present at our 2004 Annual Meeting for a quorum to be established.

     To determine if there is a quorum, we consider a share “present” if:

•	the stockholder who owns the share is present at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal, or
•	the stockholder is represented by proxy at the Annual Meeting.

     If a stockholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

•	the stockholder withholds his or her vote or marks “abstains” for one or more proposals; or
•	there is a “broker non-vote” on one or more proposals.

What a “Broker Non-Vote” Is

     Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker votes or withholds its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon.

     If your broker withholds its vote, that is called a “broker non-vote.” As stated above, broker non-votes are counted as present for a quorum.

What Vote Is Required To Approve Each Proposal

     Directors are elected by a plurality of the votes cast for directors at the Annual Meeting. Of all nominees, the top nine in terms of “for” votes received will be elected directors.

     You may withhold your vote “for” any nominee, but there is no means for you to vote “against” any nominee. To withhold your vote “for” any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically. A broker non-vote is the same as a withheld vote: neither will have any effect on the outcome of the election of directors.

     The proposal to ratify the approval of PricewaterhouseCoopers LLP as independent auditors for fiscal 2004 will be decided by a plurality of the votes cast “for” or “against” the proposal. Therefore, if you “abstain” from voting on this matter — in other words, you do not vote on the matter or you indicate “abstain” on the proxy card, the telephone or by Internet, it will not affect the outcome of votes on this proposal. That is because only votes cast “for” or “against” this proposal will be counted in determining whether or not it has been approved. Broker non-votes on this proposal will be treated the same as abstentions: neither will have any effect on the vote.

Proxy Voting on Proposals in the Absence of Instructions

     If you do not give any specific instructions as to how your shares are to be voted when you sign a proxy card or vote by telephone or by Internet, your proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

•	FOR the election of all nine nominees for director named in this Proxy Statement, and
•	FOR approval of the appointment of PricewaterhouseCoopers LLP as independent auditors to examine our fiscal 2004 financial statements.

     Shares held in the Company’s Employee Profit Sharing and Retirement Savings Plan will not be voted by the plan’s trustee unless specific instructions for voting are given by plan participants to whose accounts such shares have been allocated.

How Proxies Are Solicited

     We have hired the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies on behalf of the Board. Georgeson Shareholder Communications Inc. has agreed to perform this service for a fee of not more than $6,500 plus out-of-pocket expenses.

     Employees of Tiffany and Company, a subsidiary of the Company, may also solicit proxies on behalf of the Board. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany and Company.

     This particular solicitation is being made by mail, but proxies may also be solicited in person, by facsimile, by telephone or by electronic mail (e-mail).

     In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

OWNERSHIP OF THE COMPANY

Stockholders Who Own At Least Five Percent of the Company

     The following table shows all persons who were known to us to be “beneficial owners” of at least five percent of Company stock as of March 25, 2004. Footnote 1 below provides a brief explanation of what is meant by the term “beneficial ownership.” This table is based upon reports filed with the Securities and Exchange Commission, commonly referred to as the SEC. Copies of these reports are publicly available from the SEC.

Name and Address	Amount and	Percent
of	Nature of Beneficial	of
Beneficial Owner	Ownership (1)	Class
Bank of America Corporation	21,200,300 (2)	14.5
100 North Tryon Street
Charlotte, NC 28255

Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102-3777	12,289,383 (3)	8.4

(1)	“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

(2)	Bank of America Corporation, 100 North Tryon Street, Charlotte, NC 28255 (“BOA”), reported to the SEC on its form Schedule 13G (Amendment No. 4) that it beneficially owned 21,200,300 shares of the Company’s common stock as of January 31, 2004 and that it had sole voting power over zero shares. BOA filed as a parent holding company or control person with respect to several other owners of the Company’s common stock, including Marsico Capital Management, LLC, which reported sole voting power with respect to 16,571,725 shares of the Company’s common stock and sole dispositive power over 20,839,923 such shares.

(3)	Prudential Financial, Inc. (“Prudential”) reported to the SEC on its form Schedule 13G (Amendment No. 5) that it may be deemed the beneficial holder of securities beneficially owned by Registered Investment Advisers and Broker Dealers of which it is the direct or indirect parent company. Prudential stated that it reported the combined holdings of such entities for administrative convenience and, as of December 31, 2003, may have direct or indirect voting and/or investment discretion over 12,270,783 shares of Company stock held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, including Jennison Associates LLC, which reported sole voting power with respect to 11,565,156 shares of the Company’s common stock and sole dispositive power over zero such shares. In addition, Prudential stated that through its beneficial ownership of the Prudential Insurance Company of America (“PICOA”) it may be deemed to hold 18,600 shares of Tiffany & Co. stock for the benefit of PICOA’s general account.

Ownership by Directors and Executive Officers

     The following table shows the number of shares of the Company’s common stock beneficially owned as of March 25, 2004 by those persons who were, as of the end of the last fiscal year (January 31, 2004), directors, the Chief Executive Officer (the “CEO”), and the four next most highly compensated executive officers of the Company:

	Amount and		Percent
	Nature of Beneficial		of
Name	Ownership		Class (1)
Directors:

Rose Marie Bravo	59,966	(2)	*
William R. Chaney	1,010,000	(3)	*
Samuel L. Hayes III	185,561	(4)	*
Abby F. Kohnstamm	20,750	(5)	*
Michael J. Kowalski (CEO)	1,420,750	(6)	1.0
Charles K. Marquis	219,562	(7)	*
J. Thomas Presby	0		*
James E. Quinn (Executive Officer)	832,382	(8)	*
William A. Shutzer	280,912	(9)	*

Executive Officers:

Beth O. Canavan	197,784	(10)	*
James N. Fernandez	430,381	(11)	*
Patrick B. Dorsey	147,700	(12)	*

All executive officers and directors as a group (17 persons):	5,315,556	(13)	3.6

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2)      Includes 55,966 shares issuable upon the exercise of “Vested Stock Options” which are stock options that either are exercisable as of
March 25, 2004 or will become exercisable within 60 days of that date.

(3) Includes 90,000 shares issuable upon the exercise of Vested Stock Options, and 120,000 shares held by Mr. Chaney’s wife.

(4)      Includes 30,000 shares held in trust for the benefit of children of Prof. Hayes by Barbara L. Hayes, his wife, as trustee, and 2,079 shares held by Prof. Hayes’s wife. Also includes 137,994 shares issuable upon the exercise of Vested Stock Options.

(5) Includes 18,750 shares issuable upon the exercise of Vested Stock Options.

(6) Includes 1,268,750 shares issuable upon the exercise of Vested Stock Options.

(7) Includes 137,994 shares issuable upon the exercise of Vested Stock Options.

(8) Includes 786,250 shares issuable upon the exercise of Vested Stock Options; 132 shares credited to Mr. Quinn’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan; 32,300 shares held by Mr. Quinn’s wife; and 5,400 shares owned by Mr. Quinn’s children under the UGMA.

(9)      Includes 71,626 shares issuable upon the exercise of Vested Stock Options and 5,200 shares held by or for Mr. Shutzer’s minor children and 114,000 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and disclaims beneficial ownership of Company stock held by KJC Ltd.

(10)      Includes 194,250 shares issuable upon the exercise of Vested Stock Options and 534 shares credited to Mrs. Canavan’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan.

(11)      Includes 418,250 shares issuable upon the exercise of Vested Stock Options and 131 shares credited to Mr. Fernandez’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan.

(12) Includes 136,500 shares issuable upon the exercise of Vested Stock Options.

(13) Includes 3,824,230 shares issuable upon the exercise of Vested Stock Options and 1,705 shares held in the Company’s Employee Profit Sharing and Retirement Savings Plan.

Compliance of Directors, Executive Officers and Greater-Than-Ten-Percent Stockholders with Section 16(a) Beneficial Ownership Reporting Requirements

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater-than-ten-percent stockholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.

     Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to our last fiscal year (February 1, 2003, to January 31, 2004), all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-ten-percent stockholders were satisfied.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP (“PwC”) serves as the Company’s independent auditors and, through its predecessor firms, has served in that capacity since 1984.

     The Audit Committee has recommended the reappointment of PwC as the independent public accounting firm to audit the Company’s financial statements for the fiscal year ending January 31, 2005. In making this recommendation, the Audit Committee considered the independence of PwC, and whether the audit and non-audit services PwC provides to the Company are compatible with maintaining that independence. The Audit Committee has adopted a set of policies governing the provision of non-audit services by PwC and those policies are included in the Audit Committee’s report. See below. The Audit Committee has adopted procedures by which the Audit Committee pre-approves services provided by and fees paid to PwC. A copy of those procedures is attached as Appendix I. The pre-approval requirement was not waived in any instance during the past fiscal year.

Fees and Services of PricewaterhouseCoopers LLP

     The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements as of and for the years ended January 31, 2003 and 2004, and for its limited reviews of the Company’s unaudited condensed consolidated interim financial statements. This table also reflects fees billed for other services rendered by PwC.

	January 31, 2003	January 31, 2004

Audit Fees	$883,000	$1,019,500
Audit-related Fees (1)	224,400	254,200

Audit and Audit-related Fees	1,107,400	1,273,700
Tax Fees (2)	643,000	754,400
All Other Fees	—	26,400

Total Fees	$1,750,400	$2,054,500

(1)	Audit-related fees consist principally of fees for due diligence services for the year ended January 31, 2003, Sarbanes-Oxley Section 404 advisory services for the year ended January 31, 2004 and audits of financial statements of certain employee benefit plans in both years.
(2)	Tax fees consist of fees for tax consultation and tax compliance services. These fees include tax filing and compliance fees of $240,000 for the year ended January 31, 2003 and $327,500 for the year ended January 31, 2004.
(3)	All other fees consist of other research.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board, In General

     The Company is a Delaware corporation. Our principal subsidiary is Tiffany and Company, a New York corporation. In this Proxy Statement, Tiffany and Company will be referred to as simply “Tiffany.”

     The Board is currently comprised of nine members. Directors are required by our By-laws to be less than age 72 when elected or appointed unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company. The Board can also fill vacancies and newly created directorships, as well as amend the By-laws to provide for a greater or lesser number of directors.

The Role of the Board in Corporate Governance

     The Board plays several important roles in the governance of the Company, as set out in the Company’s Corporate Governance Guidelines, and in pursuit of management’s overriding objective, the pursuit of long-term growth and shareholder value. The Guidelines are available on the Company’s website and in print to any stockholder who requests a copy. The responsibilities of the Board include:

•	Management succession;
•	Review and approval of the annual operating plan prepared by management;
•	Monitoring of performance in comparison to the operating plan;
•	Review and approval of the Company’s five-year strategic plan prepared by management;
•	Consideration of topics of relevance to the Company’s ability to carry out its strategic plan;
•	Review and approval of a delegation of authority by which management carries out the day-to-day operations of the Company and its subsidiaries;
•	Review of the Company’s investor relations program;
•	Review of the Company’s schedule of insurance coverage; and
•	Review and approval of significant actions by the Company.

Executive Sessions of and Communication with Non-management Directors

     Mr. Kowalski, who serves both as Chairman of the Board and CEO, presides at regular meetings of the Board. Mr. Kowalski and Mr. Quinn, President of the Company, are the management members of the Board.

     Non-management directors meet regularly in executive session without management participation. This encourages open discussion. At those meetings, Charles K. Marquis, Chairman of the Nominating/Corporate Governance Committee presides.

     Stockholders and other interested parties may make their concerns known to the non-management directors by addressing their concerns in writing to Mr. Marquis. An address for direct written communication with Mr. Marquis is published on the Company’s website.

Independent Directors Constitute a Majority of the Board

     The Board has affirmatively determined that each of the following directors is “independent” in that none of them has a material relationship with the Company (directly or as a partner, shareholder or officer of any organization that has a relationship with the Company):

Rose Marie Bravo
Samuel L. Hayes III
Abby F. Kohnstamm
Charles K. Marquis
J. Thomas Presby.

The Board also considered the other tests of independence set forth in the New York Stock Exchange Corporate Governance Rules. In determining that Ms. Kohnstamm is independent, the Board of Directors considered that IBM Corporation, of which she is an officer, and its affiliated companies sell data-processing and communication hardware, software and services to Tiffany and purchase business gifts from Tiffany. The Board considered all relevant facts and circumstances including the amount of such purchases and sales in the context of the size of the businesses of the Company and IBM Corporation and the fact that Ms. Kohnstamm is not responsible at IBM Corporation for such purchases or sales in the course of her duties. None of the other independent directors has any direct or indirect relationship with the Company other than as a director and none of the independent directors serves as an executive officer of any charitable organization to which the Company or any of its affiliates have made any contributions within the preceding three years.

Compensation of Directors

     Directors who are not employees of the Company or its subsidiaries are paid or provided with the following for their service on the Board:

•	an annual retainer of $50,000,
•	an additional annual retainer of $10,000, $5,000 or $5,000 if the director is also a chairperson of the Audit, Compensation, or Nominating/Corporate Governance Committee, respectively,
•	a per-meeting-attended fee of $2,000 for meetings attended in person, except that no fee is paid for attendance at any committee or subcommittee meetings which occur on the same day as a meeting of the full Board,
•	a fee of $500 for each telephonic meeting in which the director participates,
•	stock options, as discussed below, and
•	a retirement benefit, also discussed below.

     Under Tiffany’s Amended and Restated Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan.

     Tiffany also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.

     As indicated above, non-employee directors may receive options to purchase shares of the Company’s common stock. These options vest in two equal installments — 1/2 after one year of service on the Board following the grant of the option, and the balance after two years of service. However, as explained below, all installments become immediately exercisable in the event there is a “change in control” of the Company.

     These options typically expire after 10 years, but they expire sooner if, before the end of that 10-year period, the director leaves the Board. The option’s exercise price is the fair market value of the Company’s common stock on the date of grant, which is calculated as the average of the highest and lowest sales prices of the stock on the New York Stock Exchange on the date of grant.

     Current policy provides that new non-employee directors will be granted options to purchase 7,500 shares of Company common stock upon their election or appointment to the Board and in January of each year an option grant is typically made. In January 2004, each non-employee director was granted an option to purchase 7,500 shares.

     Directors who retire as non-employee directors with five or more years of Board service are also entitled to receive an annual retirement benefit equal to the lesser of the annual retainer in effect during the year in which they retire or $38,000. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director’s length of service on the Board including periods served as an employee director. However, this particular benefit will not apply to any director first appointed or elected after January 1, 1999; accordingly, neither Ms. Kohnstamm nor Mr. Presby is entitled to participate in this benefit plan.

     Messrs. Kowalski and Quinn are employees of Tiffany. They therefore receive no separate compensation for their service as directors.

Meetings and Attendance during Fiscal 2003

     The following chart shows the total number of meetings (including telephonic meetings) held by the Board and each of its committees during fiscal 2003 and the number of meetings attended by each director during the portion of the fiscal year in which he/she was a member of the Board or the committee in question. All directors attended at least 75% of the meetings of the Board and those committees on which they served other than Ms. Kohnstamm.

					Nominating/
					Corporate
	Board	Audit	Compensation	Stock Option	Governance
Meetings Held	7	10	4	6	2
Meetings Attended						Meetings
						Attended of Meetings
						Held (2)
Director
RM Bravo	6	n/a	3	4	2	15 of 19
WR Chaney	6	n/a	n/a	n/a	n/a	6 of 7
SL Hayes III	7	9	4	6	2	28 of 29
AF Kohnstamm	5	n/a	2	4	1	12 of 19
CK Marquis	7	8	4	6	2	27 of 29
JT Presby(1)	2	4	n/a	n/a	1	7 of 7
WA Shutzer(1)	7	6	3	n/a	1	17 of 17
MJ Kowalski	7	n/a	n/a	n/a	n/a	7 of 7
JE Quinn	7	n/a	n/a	n/a	n/a	7 of 7

(1)     Mr. Presby joined the Board and the Audit Committee in November of 2003. Mr. Shutzer ceased to participate in the Audit and Compensation committees after December 2003. Both Messrs. Presby and Shutzer had 100% attendance during their respective periods of membership.

(2)     The second number in this column indicates meetings held of the Board and its committees during the period of the individual director’s membership on the Board or the committee.

Committees of the Board

Committees Composed Entirely of Independent Directors

Audit:	Nominating/Corporate Governance:
J. Thomas Presby, Chair	Charles K. Marquis, Chair
Samuel L. Hayes, III	Rose Marie Bravo
Charles K. Marquis	Samuel L. Hayes, III
Abby F. Kohnstamm
J. Thomas Presby
Compensation:	Stock Option Subcommittee:
Samuel L. Hayes, III, Chair	Samuel L. Hayes, III, Chair
Rose Marie Bravo	Rose Marie Bravo
Abby F. Kohnstamm	Abby F. Kohnstamm
Charles K. Marquis	Charles K. Marquis

Nominating/Corporate Governance Committee

     The primary function of the Nominating/Corporate Governance Committee is to assist the Board in matters of corporate governance. The Nominating/Corporate Governance Committee operates under its charter. The charter may be viewed on the Company’s website. Under its charter, the role of the Nominating/Corporate Governance Committee includes recommending to the Board:

•	policies on the composition of the Board,
•	criteria for the selection of nominees for election to the Board,
•	nominees to fill vacancies on the Board, and
•	nominees for election to the Board.

     If you would like to submit the name of a candidate for the Nominating/Corporate Governance Committee to consider as a nominee of the Board for director, you may send your submission at any time to the Nominating/Corporate Governance Committee, c/o Mr. Patrick B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

     The By-laws of the Company also permit a stockholder of record entitled to vote to directly nominate a person for director for election at an annual meeting of the stockholders. This process is subject to timely notice requirements as set forth in the By-laws. The By-laws may be viewed on the Company’s website and have been filed with the Securities and Exchange Commission as an exhibit to our report on Form 10-K filed April 12, 2004. See OTHER MATTERS below for a further discussion of stockholder proposals, in general. See our Corporate Governance Principles attached as Appendix II.

Dividend Committee

     The Dividend Committee declares regular quarterly dividends in accordance with the dividend policy established by the full Board. The Dividend Committee acts by unanimous written consent and did not meet in fiscal 2003. Members of the Dividend Committee are: William R. Chaney, Chair, Michael J. Kowalski and James E. Quinn.

Compensation Committee

     The primary function of the Compensation Committee is to assist the Board in compensation matters. The Compensation Committee operates under its charter which may be viewed on the Company’s website. Under its charter, the Compensation Committee’s responsibilities include:

•	approval of remuneration arrangements for executive officers, and
•	approval of compensation plans in which officers and employees of Tiffany are eligible to participate.

The Compensation Committee’s report appears on page 24 below.

Stock Option Subcommittee

     The Stock Option Subcommittee, a subcommittee of the Compensation Committee, determines the grant of options and other matters under our 1998 Employee Incentive Plan.

Compensation Committee Interlocks and Insider Participation

     In addition to the current members of the Compensation Committee named above, Mr. Shutzer served on the Compensation Committee for a portion of fiscal 2003. No director serving on the Compensation Committee or its Stock Option Subcommittee during any part of fiscal 2003 was, at any time either during or before such fiscal year, an officer or employee of Tiffany & Co. or any of its subsidiaries.

Audit Committee

     The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under its charter which may be viewed on the Company’s website. Under its charter, the Audit Committee’s responsibilities include:

•	retaining and terminating the Company’s independent auditors, reviewing the quality-control procedures and independence of such firm and evaluating their proposed audit scope, performance and fee arrangements,
•	approving in advance all audit and non-audit services to be rendered by the independent auditors,
•	reviewing the adequacy of our system of internal financial controls,
•	establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters,
•	conducting a post-audit review of our financial statements and audit findings in advance of filing, and
•	reviewing in advance proposed changes in our accounting principles.

     The Board has determined that all members of the Audit Committee are financially literate, that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise and that Mr. Presby meets the SEC criteria of an “audit committee financial expert.” Mr. Presby is a member of the National Association of Corporate Directors and serves on the audit committees of three public companies other than the Company. The Board has determined that Mr. Presby’s simultaneous service on four audit committees will not impair his ability to effectively serve on the Company’s Audit Committee. The report of the Audit Committee is on the next page.

BUSINESS CONDUCT POLICY AND CODE OF ETHICS

     Since the 1980’s, the Company has had a policy governing business conduct for all Company employees worldwide. The policy requires compliance with law and avoidance of conflicts of interest and sets standards for various activities to avoid the potential for abuse or the occasion for illegal or unethical activities. Among the activities covered by this policy is the acceptance or giving of gifts from or to those seeking to do business with the Company, processing one’s own transactions, political contributions and reporting dishonest activities. Each year, all employees are required to review the policy, report any violations or conflicts of interest and affirm their obligation to report future violations to management.

     The Company has established a toll free “hotline” to receive complaints from employees, vendors, stockholders and other interested parties concerning violations of the Company’s policies or questionable accounting, internal controls or auditing matters. The toll free phone number is 877-806-7464. The hotline is operated by a third party service provider to assure the confidentiality and completeness of all information received. Users of this service may elect to remain anonymous.

     We have also adopted a Code of Business and Ethical Conduct for the directors, the CEO, the Chief Financial Officer and all other officers of the Company. The Code advocates, and requires those persons to adhere to, principles and responsibilities governing professional and ethical conduct. This Code supplements our business conduct policy. Waivers may only be made by the Board. Copies of our business conduct policy and the Code of Business and Ethical Conduct are posted on our website. We have also filed a copy of the Code with the SEC as an exhibit to our April 12, 2004 annual report on Form 10-K.

     Following is the report of the Audit Committee:

     Included in the Company’s Annual Report to Stockholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive earnings, and cash flows for each of the three years in the period ended January 31, 2004. These statements (the “Audited Financial Statements”) are the subject of a report by the Company’s independent auditors, PricewaterhouseCoopers LLP (“ PwC”). The Audited Financial Statements are also included by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     The Audit Committee reviewed and discussed the Audited Financial Statements with the Company’s management.

     The Audit Committee also reviewed and discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee received from PwC the written disclosure and letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of PwC with that firm. The Audit Committee has considered whether the provision by PwC of the tax consultation, tax compliance and other non-audit-related services disclosed above under “RELATIONSHIP WITH INDEPENDENT AUDITORS – Fees and Services of PricewaterhouseCoopers LLP” is compatible with maintaining PwC’s independence and has concluded that providing such services is compatible with that firm’s independence from the Company and its management.

     The Audit Committee is aware that the provision of non-audit services by an auditor may, in some circumstances, create the perception that independence has been compromised. Accordingly, the Audit Committee has instructed management and management has agreed to develop significant professional relationships with firms other than PwC so that, when needed, other qualified resources will be available and will be used as appropriate.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report to Stockholders which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission.

Signed:

Samuel L. Hayes III
Charles K. Marquis
J. Thomas Presby, Chair
      Members of the Audit Committee

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

     This section includes a summary of salaries, bonuses and other compensation paid to our CEO and each of the four (4) next highest paid executive officers during the last three fiscal years. Also presented in this section are options granted to and exercised by each of them in fiscal 2003, retirement benefits currently available to them and any special employment, termination or change-in-control arrangements that have been made with any of them.

SUMMARY COMPENSATION TABLE

				Long Term
		Annual Compensation		Compensation
Name and				Securities Underlying	All Other
Principal Position	Year	Salary	Bonus(1)	Options/SARs	Compensation
Michael J. Kowalski	2003	$891,063	$975,000	180,000 shares	$20,125	(2)
Chairman and CEO	2002	$841,082	$451,000	195,000 shares	$11,390	(3)
	2001	$814,730	$219,000	150,000 shares	$141,076	(4)

James E. Quinn	2003	$675,259	$493,000	115,000 shares	$21,478	(5)
President	2002	$645,090	$230,000	140,000 shares	$11,953	(6)
	2001	$621,788	$112,000	110,000 shares	$105,836	(7)

Beth O. Canavan	2003	$425,240	$280,000	55,000 shares	$16,211	(8)
Executive Vice President	2002	$405,006	$115,000	85,000 shares	$9,761	(9)
	2001	$392,022	$55,000	75,000 shares	$94,756	(10)

James N. Fernandez	2003	$570,196	$375,000	85,000 shares	$22,106	(11)
Executive Vice President	2002	$544,994	$174,000	118,000 shares	$12,214	(12)
and Chief Financial Officer	2001	$526,659	$84,000	100,000 shares	$93,508	(13)

Patrick B. Dorsey	2003	$385,816	$197,000	40,000 shares	$15,410	(14)
Senior Vice President,	2002	$370,100	$92,000	54,000 shares	$9,427	(15)
Secretary and General	2001	$356,732	$45,000	45,000 shares	$91,526	(16)
Counsel

(1)	Bonus amounts are earned in the fiscal year ended January 31, paid in the following March, and in 2003 and 2002 included cash incentive awards under the 1998 Employee Incentive Plan on the basis of achieved Performance Goals, specifically, increases above target amounts for the Company’s consolidated earnings per share.

(2)	Includes $0 attributable to split-dollar life insurance premiums, $14,125 attributable to premiums for executive long-term disability insurance and $6,000 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(3)	Includes $0 attributable to split-dollar life insurance premiums, $5,890 attributable to premiums for executive long-term disability insurance and $5,500 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(4)	Includes $133,600 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(5)	Includes $0 attributable to split-dollar life insurance premiums, $15,478 attributable to premiums for executive long-term disability insurance and $6,000 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(6)	Includes $0 attributable to split-dollar life insurance premiums, $6,453 attributable to premiums for executive long-term disability insurance and $5,500 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(7)	Includes $98,360 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(8)	Includes $0 attributable to split-dollar life insurance premiums, $10,211 attributable to premiums for executive long-term disability insurance and $6,000 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(9)	Includes $0 attributable to split-dollar life insurance premiums, $4,261 attributable to premiums for executive long-term disability insurance and $5,500 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(10)	Includes $87,280 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(11)	Includes $0 attributable to split-dollar life insurance premiums, $16,106 attributable to premiums for executive long-term disability insurance and $6,000 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(12)	Includes $0 attributable to split-dollar life insurance premiums, $6,714 attributable to premiums for executive long-term disability insurance and $5,500 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(13)	Includes $86,032 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(14)	Includes $0 attributable to split-dollar life insurance premiums, $9,410 attributable to premiums for executive long-term disability insurance and $6,000 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(15)	Includes $0 attributable to split-dollar life insurance premiums, $3,927 attributable to premiums for executive long-term disability insurance and $5,500 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

(16)	Includes $84,050 attributable to split-dollar life insurance premiums, $2,376 attributable to premiums for executive long-term disability insurance and $5,100 for the Company’s matching contributions to the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan.

***

OPTION GRANTS IN FISCAL YEAR 2003

		Percent of
		Total Options
		Granted to all
		Employees in	Per
		Fiscal	Share
	Options	Year	Exercise	Expiration	Grant Date
Name	Granted (1)	2003	Price (2)	Date (3)	Present Value (4)
Michael J. Kowalski	180,000 shares	8.6	$39.75	1/15/2014	$2,742,138
James E. Quinn	115,000 shares	5.5	$39.75	1/15/2014	$1,751,922
Beth O. Canavan	55,000 shares	2.6	$39.75	1/15/2014	$837,876
James N. Fernandez	85,000 shares	4.0	$39.75	1/15/2014	$1,294,899
Patrick B. Dorsey	40,000 shares	1.9	$39.75	1/15/2014	$609,364

(1) Options vest (become exercisable) over a four-year period in four equal annual installments, each contingent on continued employment. However, all installments immediately vest if there is a “change in control”, death or disability. The term “change in control” is discussed below.

(2) The exercise price for each share is its fair market value on the date of grant. This is determined by averaging the highest and lowest sales prices of the Company’s common stock on the New York Stock Exchange on the date of grant.

(3) Options expire no later than the 10th anniversary of the grant date, subject to earlier expiration in the event of voluntary or involuntary pre-retirement termination of employment (three months after termination), death, disability or retirement (two years after the event).

(4) The amounts stated are hypothetical values calculated under the Black-Scholes model, a mathematical formula used to value options covering securities traded on stock exchanges. This formula considers a number of factors in estimating an option’s present value, including the stock’s volatility rate (37.5%), expected term (6 years), interest rate (3.3%) and dividend yield (0.6%). The actual value, if any, that the executive officer will realize from these options will depend solely on the increase of the stock price over the $39.75 share exercise price when the options are exercised.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003
AND FISCAL YEAR-END OPTION VALUES

			Number of	Value (2) of
	Shares		Unexercised Options	In-The-Money Options
	Acquired	Value	at Fiscal Year-End (1)	at Fiscal Year-End (1)
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Michael J. Kowalski	160,000	$4,950,440	1,268,750 / 426,250	$27,860,936 / $2,553,013
James E. Quinn	40,000	$1,281,200	786,250 / 293,750	$15,860,369 / $1,844,644
Beth O. Canavan	50,000	$1,482,395	194,250 / 168,750	$1,918,386 / $1,149,663
James N. Fernandez	100,000	$2,452,008	418,250 / 239,750	$6,480,996 / $1,577,361
Patrick B. Dorsey	112,000	$3,834,947	136,500 / 110,500	$1,629,628 / $720,240

(1)	Options are deemed “exercisable” in this table if they are exercisable as of January 31, 2004, or will become exercisable within 60 days of that date.

(2)	The market price per share on which the option value was calculated was $39.3750.

EQUITY COMPENSATION PLAN INFORMATION
(as of fiscal year end)

Plan category	Number of securities to	Weighted average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
	warrants and rights	warrants and rights	equity compensation
			plans (excluding
			securities reflected in
			column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,145,250	$26.58	3,406,510 (1)
Equity compensation plans not approved by security holders	0	0	0

Total	13,145,250	$26.58	3,406,510

(1) Shares indicated are the aggregate of those issuable under the Company’s 1998 Employee Incentive Plan (the “Employee Plan”) and the Company’s 1998 Directors Option Plan (the “Directors Plan”). Both plans provide for the issuance of options and stock awards. To date it has been the Company’s practice to issue only options. However, under the Employee Plan up to 1,000,000 shares could be issued as stock awards (2,719,010 remaining for issuance), and under the Directors Plan all shares of the 687,500 remaining for issuance could be issued as stock awards.

PENSION, EXCESS AND SUPPLEMENTAL RETIREMENT INCOME PLANS

     Tiffany has established three retirement plans for eligible employees: a Pension Plan, an Excess Plan and a Supplemental Retirement Income Plan. The Executive Officers of the Company are eligible to participate in all three.

     The Pension Plan is a “qualified plan,” that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans. The Pension Plan provides participants with a retirement benefit based on the participant’s “average final compensation” multiplied by his or her years of service with Tiffany. The amount of the benefit payable under the Pension Plan is subject to Internal Revenue Code requirements including those limiting the amount of compensation that may be considered in calculating a benefit. Participants in the Pension Plan vest after five years of service.

     The Excess Plan is not a qualified plan and is not subject to Internal Revenue Code limitations on the amount of benefits it may pay. The Excess Plan uses the same retirement benefit formula set forth in the Pension Plan but includes in “average final compensation” earnings that are excluded under the Pension Plan due to Internal Revenue Code Limitations. Benefits payable under the Pension Plan offset benefits payable under the Excess Plan. Executives vested under the Pension Plan are vested under the Excess Plan; however, benefits under the Excess Plan are subject to forfeiture if employment is terminated for cause and, for those who leave Tiffany prior to age 65, for failure to execute and adhere to non-competition and confidentiality covenants.

     The Supplemental Retirement Income Plan is not a qualified plan and is not subject to Internal Revenue Code limitations on the amount of benefits it may pay. It was established to supplement the Pension Plan and Social Security by providing additional payments upon a participant’s retirement. Benefits payable under the Pension Plan, the Excess Plan and Social Security offset benefits payable under the Supplemental Retirement Income Plan. Except in the event of a change of control (see below), benefits under the Supplemental Retirement Income Plan do not vest until a participant attains age 60 while employed by Tiffany and until he or she has provided 15 years of service; furthermore, benefits under the Supplemental Retirement Plan are subject to forfeiture if benefits under the Excess Plan are forfeited. See above.

     Payments under the Supplemental Retirement Income Plan, together with payments under the Pension Plan, the Excess Plan and from Social Security, would equal a variable percentage of the participant’s “average final compensation” at retirement. This assumes that vesting requirements are met and that benefits under the Excess Plan and the Supplemental Retirement Income Plan have not been forfeited.

Depending upon the participant’s years of service with Tiffany, the combined benefit under the Pension Plan, the Excess Plan, the Supplemental Retirement Income Plan and from Social Security would be as follows:

Combined Annual Benefit
As a Percentage of
Years of Service	Average Final Compensation
less than 10	(1)
10-14	20%
15-19	35%
20-24	50%
25 or more	60%

     A participant’s “average final compensation” is the average annual compensation he or she received over the five highest paid plan years (January 1 to December 31) during his or her last 10 years of service. In general, compensation reported in the Summary Compensation Table above as “Salary” and “Bonus” is compensation for purposes of the Pension Plan, the Excess Plan and the Supplemental Retirement Income Plan; amounts attributable to the exercise of stock options are not included.

(1) A participant retiring with less than 10 years of service would not, except in certain instances where a change of control has occurred, receive any benefit under the Supplemental Retirement Income Plan, but would receive a benefit under the Pension Plan and the Excess Plan. However, the formula for benefits under the Pension Plan and the Excess Plan is a function of years of service and covered compensation (subject to Internal Revenue Code limitations in the case of the Pension Plan) and not any specific percentage of the participant’s average final compensation.

     The following table sets forth the estimated combined annual benefit payable on retirement to participants under the Supplemental Retirement Income Plan, Pension Plan and Social Security.

	Annual Total Benefit for Years of Service

Average Final
Compensation	15	20	25	30	35
$125,000	$43,750	$62,500	$75,000	$75,000	$75,000
$150,000	$52,500	$75,000	$90,000	$90,000	$90,000
$175,000	$61,250	$87,500	$105,000	$105,000	$105,000
$200,000	$70,000	$100,000	$120,000	$120,000	$120,000
$225,000	$78,750	$112,500	$135,000	$135,000	$135,000
$250,000	$87,500	$125,000	$150,000	$150,000	$150,000
$300,000	$105,000	$150,000	$180,000	$180,000	$180,000
$400,000	$140,000	$200,000	$240,000	$240,000	$240,000
$450,000	$157,500	$225,000	$270,000	$270,000	$270,000
$500,000	$175,000	$250,000	$300,000	$300,000	$300,000
$600,000	$210,000	$300,000	$360,000	$360,000	$360,000
$700,000	$245,000	$350,000	$420,000	$420,000	$420,000
$800,000	$280,000	$400,000	$480,000	$480,000	$480,000
$900,000	$315,000	$450,000	$540,000	$540,000	$540,000
$1,000,000	$350,000	$500,000	$600,000	$600,000	$600,000
$1,200,000	$420,000	$600,000	$720,000	$720,000	$720,000
$1,500,000	$525,000	$750,000	$900,000	$900,000	$900,000

     At the end of the last fiscal year (January 31, 2004), the current years of creditable service and average final compensation under both plans for each of the eligible executive officers named in the Summary Compensation Table were as follows:

Name	Years of Service (1)	Average Final Compensation
Michael J. Kowalski	25	$1,385,418
James E. Quinn	17	$925,606
Beth O. Canavan	16	$513,005
James N. Fernandez	25	$751,759
Patrick B. Dorsey	18	$465,487

(1) Includes years of service with Tiffany’s former parent corporation.

OTHER COMPENSATION ARRANGEMENTS

     Retention Agreements. The Company and Tiffany have entered into retention agreements with each of the executive officers. These agreements would provide a covered executive with compensation if he or she should incur an “involuntary termination” after a “change in control.” The purpose of these agreements is to keep our management team in place and focused on their job duties should discussions of a “change in control” ever occur. An “involuntary termination” does not include a termination for cause, but does include a resignation for good reason.

     When, if ever, a “change in control” occurs, the covered executives would have fixed terms of employment under their retention agreements as follows: three years in the case of Mr. Kowalski and Mr. Quinn and two years for all other executive officers. If the executive incurs an involuntary termination during his or her term, compensation, keyed to the length of his or her term, would be payable to the executive as follows:

•	two or three times salary and bonus as severance,

•	a payment equal to the present value of two or three years of additional years of service credit under the Supplemental Retirement Income Plan, and

•	two or three years of benefits continuation under Tiffany’s health and welfare plans.

     Vesting of Options and Retirement Benefits on a Change in Control. In the event of a “change in control” of the Company, all options granted under its various stock option plans become exercisable in full. In addition, all benefits under the Supplemental Retirement Income Plan become vested and payable at retirement age, but only if, at the time of the “change in control,” benefits are also vested under the Pension Plan.

     Gross-up Benefits on a Change in Control. Because a covered executive’s receipt of payments and benefits in connection with a “change in control” may trigger a 20% excise tax under Section 280G of the Internal Revenue Code, the retention agreements contain “gross-up” provisions. Under these provisions, the Company or Tiffany must pay the covered executive’s excise tax and any additional income tax resulting from the gross-up provisions. If the gross-up provisions are triggered, the Company or Tiffany, as the case may be, will be unable to deduct most of the “change in control” payments and benefits.

     Definition of a Change in Control. For purposes of the Supplemental Retirement Income Plan and the stock options, the term “change in control” means that one of the following events has occurred:

•	any person or group of persons acting in concert, and by person we mean an individual or organization, acquires thirty-five percent or more in voting power or stock of the Company, including the acquisition of any right, option, warrant or other right to obtain such voting power or stock, whether or not presently exercisable, unless the acquisition is authorized or approved by the Board;

•	a majority of the Board is, for any reason, not made up of individuals who were either on the Board on January 21, 1988, or, if they became members of the Board after that date, were approved by the directors; or

•	any other circumstance which the Board deems to be a “change in control.”

     For purposes of the retention agreements, a “change in control” includes the above events, as well as additional events amounting to a change in control of the Company or Tiffany, even if the Board has approved of such events. Such events could include a so-called “friendly” acquisition of the Company or Tiffany.

     Life Insurance Arrangements. In 2003 Tiffany terminated split-dollar life insurance agreements with its executive officers, including Mr. Kowalski, Mr. Quinn, Mrs. Canavan, Mr. Fernandez and Mr. Dorsey. Tiffany withdrew its premium contribution from the underlying life insurance policies and left the policies in the hands of the executives. In 2004 and subsequent fiscal years Tiffany plans to continue to provide a life insurance benefit to its executive officers by paying premiums on such insurance policies, treating such payments as taxable bonuses to the executives and “grossing up” such payments to achieve the tax-favored benefit that existed under the terminated split-dollar life insurance agreements prior to changes in Internal Revenue Service interpretive positions and the adoption of the Sarbanes-Oxley Act of 2002, which prohibits loans to executives. Death benefits under such policies are expected to be maintained equivalent to three times the executive’s annual salary and bonus compensation and sufficient premiums will be paid to build the cash value of each policy so that on the executive’s expected retirement date the cash value of each policy will be sufficient to continue the policy in force, without payment of further premiums, with a death benefit equivalent to twice the executive’s average annual salary and bonus compensation for the last three calendar years prior to termination of employment. Tiffany has reserved the right to terminate these life insurance benefits at any time and the executives will acquire no vested right to further contributions from Tiffany.

Compensation Committee Report on Executive Compensation

The following is the Compensation Committee’s report on executive compensation:

The Committee’s overall compensation policy is to provide a reward structure that will motivate the officers to achieve the Company’s strategic and financial goals, retain and attract competent personnel and link the interests of management with those of the stockholders.

     (i) Incentive Awards and other Cash Bonuses

     The Committee believes that the portion of an officer’s compensation that is “at risk” (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company’s success. The Committee adheres to that philosophy in establishing target bonuses. Each January, the Committee establishes a target bonus for the coming fiscal year as a percentage of the base salary of each executive officer. For fiscal 2003, 75% was the target for Mr. Kowalski; the target ranged from 35% to 50% for the other executive officers. For fiscal 2004, 85% is the target for Mr. Kowalski; targets range from 45% to 60% for the other executive officers.

     Under the terms of the 1998 Employee Incentive Plan, bonuses that are calculated solely on the basis of an increase or decrease in the Company’s consolidated net earnings in accordance with a formula are “Incentive Awards.” Incentive Awards are “performance-based compensation” under Section 162(m) of the Internal Revenue Code. See below. The bonus arrangements for Mrs. Canavan and Messrs. Kowalski, Quinn and Fernandez for both fiscal 2003 and 2004 were structured as Incentive Awards. The bonus arrangements for the other executive officers were not. Based upon the increase in net earnings and the formula established by the Committee in January of 2003, Incentive Awards of approximately 146% of target were determined for fiscal 2003. Bonuses for the other executive officers were increased above target by the same percentage.

     (ii) Salaries and Benefits

     The Committee believes that the Company’s compensation and benefits program for its executives is competitive with the program generally offered by comparable retailers. This program enables the Company to retain and attract competent management personnel.

     Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors. To assess the competitiveness of the compensation offered to the Company’s executive officers, the Committee reviewed an analysis prepared by a nationally recognized compensation consulting firm. That analysis included data concerning compensation for senior positions provided by companies in the Peer Company Group referred to under “PERFORMANCE OF COMPANY STOCK” below (to the extent data was available), a survey of 18 companies in the specialty retail industry with median revenues of $2.3 billion and a survey of companies with revenues in the $1 billion to $3 billion range in general industry excluding the retail, utility and financial services sectors. The Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business.

     (iii) Stock Options

     Options to purchase the common stock of the Company are granted to executive officers in January of each year, and may be exercised, when vested, to purchase common stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; non-vested installments are forfeited if the option holder leaves the Company.

     Option grants are authorized by the Subcommittee. The Subcommittee believes that the greater the officer’s position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants is generally tied to the individual’s level of responsibility within the Company. In determining the size of each option grant the Subcommittee also considers, in certain cases, subjective factors, such as the individual’s potential for further growth within the Company and his or her past performance. The size of an option grant in any one year is not necessarily indicative of the size of option grants to be awarded in future years.

     (iv) Limitation Under Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally denies a federal income-tax deduction to a publicly-held corporation for compensation in excess of $1 million per year paid to certain persons. These include persons who were, as of the last day of the corporation’s taxable year, (i) the chief executive officer or (ii) among the four highest-compensated officers. This denial of deduction is subject to an exception for certain “performance-based compensation,” including the stock options and Incentive Awards discussed above. The compensation described in this report generates income tax deductions for the Company, but the Compensation Committee does not believe that it would be in the best interests of the Company to adopt a policy that would absolutely preclude compensation arrangements subject to deduction limitations.

Signed:
Rose Marie Bravo
Samuel L. Hayes III, Chair
Abby F. Kohnstamm
Charles K. Marquis
      Members of the Compensation Committee

PERFORMANCE OF COMPANY STOCK

     The following graph compares changes in the cumulative total shareholder return on Tiffany & Co.’s stock for the previous five fiscal years to returns for the same five-year period on (i) the Standard & Poor’s 500 Stock Index, and (ii) an old and new peer group index. Cumulative shareholder return is defined as changes in the closing price of our stock on the New York Stock Exchange, adjusted to reflect two-for-one stock splits that occurred in July 1999 and 2000, plus the reinvestment of any dividends paid on our stock.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
TIFFANY & CO., THE S&P 500 INDEX, AND THE PEER GROUP INDEX

ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1999 IN COMPANY STOCK AND EACH OF THE TWO INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS.

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

NEW PEER COMPANY GROUP: Coach, Inc.; Gucci Group N.V.; Movado Group Inc.; Neiman Marcus Group, Inc.; Nordstrom Inc.; Polo Ralph Lauren Corp.*; Saks Inc.*; Sotheby Holdings Inc.; Williams Sonoma Inc.; and Zale Corp.

OLD PEER COMPANY GROUP: Coach, Inc.; Gucci Group N.V.; Movado Group Inc.; Neiman Marcus Group, Inc.; Nordstrom Inc.; Sotheby Holdings Inc.; Williams Sonoma Inc.; and Zale Corp.

* Added in 2004 to increase the size of the Peer Group and improve the availability of compensation data.

DISCUSSION OF PROPOSALS PRESENTED BY THE BOARD

Item I – Election of Directors

     Each year, we elect directors at an Annual Meeting of Stockholders. At the 2004 Annual Meeting, nine directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.

     It is not anticipated that any of this year’s nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.

     Information concerning each of the nominees is set forth below:

Michael J. Kowalski	Mr. Kowalski, 52, is Chairman of the Board and Chief Executive Officer of Tiffany & Co. He succeeded William R. Chaney as Chairman at the end of fiscal year 2002 and as Chief Executive Officer in February 1999. Prior to his appointment as President in January 1996, he was an Executive Vice President of Tiffany & Co., a position he had held since March 1992. Mr. Kowalski also served as Tiffany & Co.’s Chief Operating Officer from January 1997 until his appointment as Chief Executive Officer. He became a director of Tiffany & Co. in January 1995. Mr. Kowalski also serves on the boards of Fairmont Hotels and Resorts and The Bank of New York. The Bank of New York is Tiffany’s principal banking relationship, serving as Administrative Agent and a lender under a Revolving Credit Facility and as trustee of Tiffany’s Employee Pension Plan.

Rose Marie Bravo	Ms. Bravo, 53, is Chief Executive of Burberry Limited and is a member of its board of directors. Ms. Bravo previously served as President of Saks Fifth Avenue from 1992 to 1997. Ms. Bravo became a director of Tiffany & Co. in October 1997 when she was selected by the Board to fill a newly created directorship. She also serves on the Board of Directors of Estee Lauder Companies Inc.

William R. Chaney	Mr. Chaney, 71, is the former Chairman of the Board. He resigned that office effective January 31, 2003. Mr. Chaney joined Tiffany in January 1980 as a member of the Board and was named Chairman and Chief Executive Officer of Tiffany & Co. in August 1984. He resigned as Chief Executive Officer effective February 1, 1999. Prior to joining Tiffany, he served as an executive officer of Avon Products, Inc. Mr. Chaney also serves on the Board of Directors of the Atlantic Mutual Companies.

Samuel L. Hayes III	Prof. Hayes, 69, was the Jacob H. Schiff Professor of Investment Banking at the Harvard Business School from 1975 to 1998, when he became the Jacob H. Schiff Professor Emeritus. He was elected a director of Tiffany & Co. in 1984. He also serves on the Boards of Directors of the Eaton Vance Group of Funds and Telect, Inc.

Abby F. Kohnstamm	Ms. Kohnstamm, 50, is the Senior Vice President, Marketing of IBM Corporation. In this capacity, she has overall responsibility for marketing at IBM. In addition, she is a member of IBM’s Operating Team, which oversees overall operating performance across the company. Prior to joining IBM in June 1993, Ms. Kohnstamm held a number of senior marketing positions at American Express. Ms. Kohnstamm also serves on the Board of Trustees of Tufts University and the Board of Overseers at New York University’s Stern School of Business. She became a director of Tiffany & Co. in July 2001, when she was selected by the Board to replace a retiring director. IBM Corporation and its affiliated companies provide data-processing and communication hardware, software and services to Tiffany and purchase business gifts from Tiffany.

Charles K. Marquis	Mr. Marquis, 61, is a Senior Advisor to Investcorp International, Inc. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P. He was elected a director of Tiffany & Co. in 1984. Mr. Marquis also serves on the Board of Directors of CSK Auto Corporation.

J. Thomas Presby	Mr. Presby, 64, is active as a director, mediator, arbitrator and business advisor. He is a Certified Public Accountant. He retired from a 30-year career as a partner in Deloitte Touche Tohmatsu. At Deloitte, he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. Mr. Presby is a graduate of Rutgers University and holds a masters degree in Industrial Administration from Carnegie Mellon University. He was selected to be a director of the Company in November 2003 by the Board to fill a newly created position on the Board. Mr. Presby serves as a director of GreenPoint Financial, World Fuel Services, TurboChef Technologies, Inc. and the German Marshall Fund of the United States. He is a member of the Audit Committee of each of these organizations. He chairs the audit committees of TurboChef Technologies, Inc. and the German Marshall Fund.

James E. Quinn	Mr. Quinn, 52, is President of Tiffany & Co., responsible for sales throughout the world. Prior to his appointment as Vice Chairman in January 1998, Mr. Quinn was an Executive Vice President of Tiffany & Co., a position he had held since March 1992. He became a director of Tiffany & Co. in January 1995. He is also a member of the Boards of Directors of BNY Hamilton Funds, Inc. and Mutual of America Capital Management.

William A. Shutzer	Mr. Shutzer, 57, is a private investor and a financial consultant. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was elected a director of the Company in 1984. Mr. Shutzer is also a member of the Boards of Directors of Jupiter Media Corp., Blount International, Inc., American Financial Group, Inc., CSK Auto Corporation and TurboChef Technologies, Inc. Lehman Brothers provides investment banking services to the Company.

     THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES FOR DIRECTOR.

Item II — Appointment of Independent Auditors

     Upon the recommendation of its Audit Committee, the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors to examine the Company’s consolidated financial statements for fiscal year 2004. We are asking you to ratify our selection.

     PwC has served as the Company’s independent auditors since 1984.

     A representative of PwC will be in attendance at the Annual Meeting to respond to appropriate questions raised by stockholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

     The Board may review its selection if its appointment is not approved by the stockholders.

     THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2004.

OTHER MATTERS

Stockholder Proposals, In General

     If you would like to nominate a candidate for director or bring other business before the stockholders at the 2005 Annual Meeting, which is currently expected to take place on May 19, 2005, you must comply with the following requirements:

•	you must notify the Secretary of the Company in writing no earlier than January 20, 2005, and no later than February 19, 2005,
•	if the matter you wish to present is other than the nomination of a candidate for director, your proposal must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, and
•	your proposal must contain all of the information required under our By-laws, a copy of which is available, at no charge, from the Secretary or on our website.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2005 Annual Meeting

     If you wish to submit a proposal to be included in the Proxy Statement for our 2005 Annual Meeting, we must receive it no later than December 13, 2004. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York, 10022, addressed to the attention of Patrick B. Dorsey, Secretary.

Reminder to Vote

     Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions or vote by Internet as soon as you can so that your vote may be recorded and counted.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary

New York, New York
April 12, 2004

Appendix I

PRICEWATERHOUSECOOPERS AND DELOITTE & TOUCHE SERVICE AND FEE APPROVAL POLICY — WORLDWIDE

I.	PURPOSE

Tiffany & Co. (“the Company”) requires that all PricewaterhouseCoopers (“PwC”) fees be approved in advance by the Audit Committee of the Board of Directors. The Company is prohibited from engaging the services of Deloitte & Touche. This procedure establishes responsibilities to ensure compliance with this policy.

II.	SCOPE

This policy applies to all segments of business of the Company.

III.	GENERAL

1.	As required by law, there are certain services that our independent auditors, PwC, are prohibited from providing to the Company. In general, these include(1) bookkeeping; (2) systems design and implementation; (3) appraisal or valuation services; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources; (7) investment adviser or investment banking services; and (8) legal and expert services unrelated to the audit.

2.	To ensure legal compliance and external auditor independence, the Company has centralized the approval process to enable the Audit Committee to approve all PwC professional services and fees in advance of their performance.

3.	The Company has assigned responsibility to Accounting and Reporting for tracking all proposed and actual PwC fees.

IV.	REQUESTS FOR SERVICES

Specific procedures for requesting approval of PwC services and fees are as follows:

1.	Each Fall, during the preparation for the annual November Audit Committee meeting, all divisions and departments must submit PwC fee requests that detail an estimate of services for the next fiscal year and a confirmation of services for the current fiscal year. Internal Audit will send a template for completion each October. Only Board approved fees should be included in the annual Profit Plan.

2.	Internal Audit will coordinate the approval of PwC services and fees.

3.	If, during the year, the cost of an approved service is less than originally budgeted, the difference can not be budgeted towards another service.

4.	If, during the year, it is determined that a service provided by PwC is required outside of that approved in the Profit Plan, a written request must be completed prior to any additional services being started. (See V. below for the format of the request.)

V.	FORMAT OF REQUEST

1.	The “Request for Fee Change Form” (Attachment A) [not attached to Proxy Statement] must be completed for each additional or revised request.

2.	These requests must include a description of the work to be performed, detailed as to the particular service to be provided. Use of broad categories is not acceptable.

VI.	REQUEST ROUTING

1.	Requests must be sent as follows:
•	Tax and Tax-Related Requests — must be sent to the Vice President – Treasurer, who, after review, will forward to the Vice President – Internal Audit.
•	All Other Requests — must be sent to the Vice President — Internal Audit.

2.	The Vice President – Internal Audit will send the fee requests to the Executive Vice President & CFO, who will send them on to the Audit Committee.

VII.	TRACKING OF FEES

1.	All approved fees must be promptly communicated to Accounting and Reporting by Internal Audit.

2.	It is the responsibility of Accounting and Reporting to track fees for the Annual Proxy disclosure. As such, Accounting and Reporting will request a schedule of all fees incurred by each location/department. These fees must be tracked in a detailed fashion and summarized in the following four categories:
•	Audit
•	Audit-Related
•	Tax
•	Other

VIII.	DELOITTE & TOUCHE

The Chairman of the Audit Committee of the Board of Directors was previously employed by Deloitte & Touche (“D&T”). As such, D&T can not be engaged to perform attest services. Other services (e.g., tax) may be utilized by following the steps outlined in this policy for approval of PwC services.

IX.	CONTACTS

Any questions pertaining to this procedure should be directed to the Vice President – Internal Audit or the Executive Vice President & CFO.

Appendix II

Tiffany & Co.
(a Delaware corporation)

Corporate Governance Principles

(as adopted by the full Board of Directors on January 15, 2004)

1. Director Qualification Standards; Size of the Board; Audit Committee Service.

     a. A majority of the directors shall meet the independence requirements set forth in Section 303A.01 and .02 of the New York Stock Exchange Corporate Governance Rules. A director shall not be deemed to have met such independence requirements unless the Board has affirmatively determined that it be so. In making its determination of independence, the Board shall broadly consider all relevant facts and circumstances and assess the materiality of each director’s relationship(s) with the Corporation and/or its subsidiaries. If a director is determined by the Board to be independent, all relationships, if any, that such director has with the Corporation and/or its subsidiaries which were determined by the Board to be immaterial to independence shall be disclosed in the Corporation’s annual proxy statement.

     b. A director shall be younger than age 72 when elected or appointed and a director shall not be recommended for re-election by the stockholders if such director will be age 72 or older on the date of the annual meeting or other election in question, provided that the Board of Directors may, by specific resolution, waive the provisions of this sentence with respect to an individual director whose continued service is deemed uniquely important to the Corporation.

     c. A director need not be a stockholder, but shall be encouraged to become a stockholder by virtue of the Corporation’s policies and plans with respect to stock options for directors and otherwise.

     d. Consistent with 1.a. above, candidates for director shall be selected on the basis of their business experience and expertise, with a view to supplementing the business experience and expertise of management and adding further substance and insight into board discussions and oversight of management. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become directors, and for recommending to the Board director nominees for the next annual meeting of the stockholders.

     e. From time to time, the Nominating/Corporate Governance Committee will recommend to the Board the number of directors constituting the entire Board. Based upon that recommendation, the current nature of the Corporation’s business, and the talents and business experience of the existing roster of directors, the Board believes that nine directors is an appropriate number at this time.

     f. The Board shall be responsible for determining the qualification of an individual to serve on the Audit Committee as a designated “audit committee financial expert,” as required by applicable rules of the SEC under Section 407 of the Sarbanes-Oxley Act. In addition, to serve on the Audit Committee, a director must meet the standards for independence set forth in Section 301 of the Sarbanes-Oxley Act. To those ends, the Nominating/Corporate Governance Committee will coordinate with the Board in screening any new candidate for audit committee financial expert or who will serve on the Audit Committee and in evaluating whether to re-nominate any existing director who may serve in the capacity of audit committee financial expert or who may serve on the Audit Committee. If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, then, in the case of each such Audit Committee member, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee and disclose such determination in the Corporation’s annual proxy statement.

     g. Any director who changes his or her employer or otherwise has a significant change in job responsibilities, or who accepts or intends to accept a directorship with another public company (or with any other organization that would require a significant time commitment) that he or she did not hold when such director was most recently elected to the Board, shall advise the secretary of the Corporation of such change or directorship and the secretary of the Corporation shall advise the members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee shall consider, in light of such advice, the continued appropriateness of such director’s membership on the Board and each committee of the Board on which such director participates. In some instances, taking into account all relevant factors and circumstances, it may be appropriate for the Nominating/Corporate Governance Committee to ask the director to resign as director or to cease participation on certain committees, or to recommend to the Board that such director not be re-nominated to the Board.

     h. Subject to 1.b above, directors of the Corporation are not subject to term limits. However, the Nominating/Corporate Governance Committee will consider each director’s continued service on the Board each year and recommend whether each director should be re-nominated to the Board. Each director will be given an opportunity to confirm his or her desire to continue as a member of the Board.

2. Attendance and Participation at Board and Committee Meetings.

     a. Directors shall be expected to attend six regularly scheduled board meetings in person, if practicable, or by telephone, if attendance in person is impractical. Directors should attempt to organize their schedules in advance so that attendance at all regularly scheduled board meetings will be practicable.

     b. For committees on which they serve, directors shall be expected to attend regularly scheduled meetings in person, if practicable, or by telephone, if attendance in person is impractical or if telephone participation is the expected means of participation. For committees on which they serve, directors should attempt to organize their schedules in advance so that attendance at all regularly scheduled committee meetings will be practicable.

     c. Directors shall attempt to make time to attend, in person or by telephone, specially scheduled meetings of the Board or those committees on which they serve.

     d. Directors shall, if practicable, review in advance all meeting materials provided by management, the other directors or consultants to the Board.

     e. Directors shall familiarize themselves with the policies and procedures of the Board with respect to business conduct, ethics, confidential information and trading in the Corporation’s securities.

     f. Nothing stated herein shall be deemed to limit the duties of directors under applicable law.

3. Director Access to Management and Independent Advisors.

     a. Executive officers of the Corporation and its subsidiaries shall make themselves available, and shall arrange for the availability of other members of management, employees and consultants, so that each director shall have full and complete access with respect to the business, finances and accounting of the Corporation and its subsidiaries.

     b. The chief financial officer and the chief legal officer of the Corporation will regularly attend Board meetings (other than those portions of Board meetings that are reserved for independent or non-management directors or those portions in which the independent or non-management directors meet privately with the chief executive officer) and the Board encourages the chief executive officer to invite other executive officers and non-executive officers to Board meetings from time to time in order to provide additional insight into items being discussed and so that the Board may meet and evaluate persons with potential for advancement.

     c. If the charter of any Board committee on which a director serves provides for access to independent advisors, any executive officer of the Corporation is authorized to arrange for the payment of the reasonable fees of such advisors at the request of such a committee acting by resolution or unanimous written consent.

     d. Management has provided, for the use of directors, a secure website on which confidential financial and other documents of the Corporation shall be posted so that directors shall have immediate access to the same and so that they may communicate with each other and with management on a secure basis.

4. Director Compensation.

     a. Directors shall be compensated in a manner and at a level sufficient to encourage exceptionally well-qualified candidates to accept service upon the Board and to retain existing directors. The Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based upon appreciation in the market value of, the Corporation’s Common Stock.

     b. To help determine the form and amount of director compensation, the staff of the Corporation shall, if requested by the Board provide the Board with data drawn from public company filings with respect to the fees and emoluments paid to outside directors by comparable public companies.

     c. Contributions to charities with which an independent or non-management director is affiliated will not be used as compensation to such a director and management will use special efforts to avoid any appearance of impropriety in connection with such contributions, if any.

     d. Management will advise the Board should the Corporation or any subsidiary wish to enter into any direct financial arrangement with any director for consulting or advisory services, or into any arrangement with any entity affiliated with such director by which the director many be indirectly benefited, and no such arrangement shall be consummated without specific authorization from the Board.

5. Director Orientation and Continuing Education.

     a. Each executive officer of the Corporation shall meet with each new director and provide an orientation into the business, finance and accounting of the Corporation.

     b. Each director shall be reimbursed for reasonable expenses incurred in pursuing continuing education with respect to his/her role and responsibilities to the stockholders and under law as a director.

6. Management Succession

     a. The Board, assisted by the Corporate Nominating/Corporate Governance Committee and the Compensation Committee, shall select, evaluate the performance of, retain or replace the chief executive officer. Such actions will be taken with (i) a view to the effectiveness and execution of strategies propounded by and decisions taken by the chief executive officer with respect the Corporation’s long-term strategic plan and long-term financial returns and (ii) applicable legal and ethical considerations.

     b. In furtherance of the foregoing responsibilities, and in contemplation of the retirement, or an exigency that requires the replacement, of the chief executive officer, the Board shall, in conjunction with the chief executive officer, oversee the selection and evaluate the performance of the other executive officers.

7. Annual Performance Evaluation of the Board.

     a. The Nominating/Corporate Governance Committee is responsible to assist the Board in the Board’s oversight of the Board’s own performance in the area of corporate governance.

     b. Annually, each director will participate in an assessment of the Board’s performance in the area of corporate governance. The results of such self-assessment will be provided to each director.

8. Matters for Board Review, Evaluation and/or Approval.

     a. The Board is responsible under the law of the State of Delaware to review and approve significant actions by the Corporation including major transactions (such as acquisitions and financings), declaration of dividends, issuance of securities and appointment of officers of the Corporation.

     b. The Board is responsible, either through its committees, or as guided by its committees, for those matters which are set forth in the respective charters of the Auditing, Nominating/Corporate Governance and Compensation Committees or as otherwise set forth in the corporate governance rules of the New York Stock Exchange.

     c. The following matters, among others, will be the subject of Board deliberation:

          i. annually, the Board will review and if acceptable approve the Corporation’s operating plan for the fiscal year, as developed and recommended by management;

          ii. at each regularly scheduled meeting of the Board, the directors will review actual performance against the operating plan;

          iii. annually, the Board will review and if acceptable approve the Corporation’s five-year strategic plan, as developed and recommended by management;

          iv. from time to time, the Board will review topics of relevance to the approved or evolving strategic plan, including such topics identified by the Board and those identified by management;

          v. annually, the charters of the Audit, Nominating/Corporate Governance, and Compensation Committees will be reviewed and, if necessary, modified, by the Board;

          vi. annually, the delegation of authority to officers and employees for day-to-day operating matters of the Corporation and its subsidiaries will be reviewed and if acceptable approved by the Board;

          vii. annually, the Corporation’s investor relations program will be reviewed by the Board;

          viii. annually, the schedule of insurance coverage for the Corporation and its subsidiaries will be reviewed by the Board;

          ix. annually, the status of various litigation matters in which the Corporation and its subsidiaries are involved will be presented to and discussed with the Board;

          x. annually, the Corporation’s policy with respect to the payment of dividends will be reviewed and if acceptable approved by the Board;

          xi. annually, the Corporation’s program for use of foreign currency hedges and forward contracts will be reviewed and if acceptable approved by the Board; and

          xii. from time to time, the Corporation’s use of any stock re-purchase program approved by the Board will be reviewed by the Board.

     9. Management’s Responsibilities

     Management is responsible to operate the Corporation with the objective of achieving the Corporation’s operating and strategic plans and building value for stockholders on a long-term basis. In executing those responsibilities management is expected to act in accordance with the policies and standards established by the Board (including these principles), as well as in accordance with applicable law and for the purpose of maintaining the value of the trademarks and business reputation of the Corporation’s subsidiaries. Specifically, the chief executive officer and the other executive officers are responsible for:

          i. producing, under the oversight of the Board and the Audit Committee, financial statements for the Corporation and its consolidated subsidiaries that fairly present the financial condition, results of operation, cash flows and related risks in accordance with generally accepted accounting principles, for making timely and complete disclosure to investors, and for keeping the Board and the appropriate committees of the Board informed on a timely basis as to all matters of significance;

          ii. developing and presenting the strategic plan, proposing amendments to the plan as conditions and opportunities dictate and for implementing the plan as approved by the Board;

          iii developing and presenting the annual operating plans and budgets and for implementing those plans and budgets as approved by the Board;

          iv. creating an organizational structure appropriate to the achievement of the strategic and operating plans and recruiting, selecting and developing the necessary managerial talent;

          v. creating a working environment conducive to integrity, business ethics and compliance with applicable legal and Corporate policy requirements;

          vi. developing, implementing and monitoring an effective system of internal controls and procedures to provide reasonable assurance that: the Corporation’s transactions are properly authorized; the Corporation’s assets are safeguarded against unauthorized or improper use; and the Corporation’s transactions are properly recorded and reported. Such internal controls and procedures also shall be designed to permit preparation of financial statements for the Corporation and its consolidated subsidiaries in conformity with generally accepted accounting principles and any other legally required criteria applicable to such statements; and

          vii. establishing, maintaining and evaluating the Corporation’s disclosure controls and procedures. The term “disclosure controls and procedures” means controls and other procedures of the Corporation that are designed to ensure that information required to be disclosed by the Corporation in the reports filed by it under the Securities Exchange Act of 1934 (the “Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Corporation in the reports it files under the Act is accumulated and communicated to the Corporation’s management, including its principal executive and financial officers, to allow timely decisions regarding required disclosure. To assist in carrying out this responsibility, management has established a Disclosure Control Committee, whose membership is responsible to the Audit Committee, to the chief executive officer and to the chief financial officer, and includes the following officers or employees of the Corporation: the president, the chief legal officer, the head of finance, the chief information officer, the controller, the head of internal audit & financial controls, the investor relations officer and the treasurer.

     10. Meeting Procedures.

          a. The Board shall determine whether the offices of chairman of the board and chief executive officer shall be held by one person or by separate persons, and whether the person holding the office of chairman of the board shall be “independent” or not. An “independent” director meets the requirements for “independence” as referenced in item 1.a above. “Non-management” directors include those who are independent and those who, while not independent, are not currently employees of the Corporation or one of its subsidiaries.

          b. The chairman of the board will establish the agenda for each Board meeting but the chairman of the board will include in such agenda any item submitted by the presiding independent director (see item 11.c below). Each Board member is free to suggest the inclusion of items on the agenda for any meeting and the chairman of the board will consider them for inclusion.

          c. Management shall be responsible to distribute information and data necessary to the Board’s understanding of all matters to be considered and acted upon by the Board; such materials shall be distributed in writing to the Board sufficiently in advance so as to provide reasonably sufficient time for review and evaluation. To that end, management has provided each director with access to a secure web site where confidential and sensitive materials may be viewed. In circumstances where practical considerations do not permit advance circulation of written materials, reasonable steps shall be taken to allow more time for discussion and consideration, such as extending the duration of a meeting or circulating unanimous written consent forms, which may be considered and returned at a later time.

          d. The chairman of the board shall preside over meetings of the Board.

          e. If the chairman of the board is not independent, the independent directors may select from among themselves a “presiding independent director”; failing such selection, the chairman of the Nominating/Corporate Governance Committee shall be the presiding independent director. The presiding independent director shall be identified as such in the Corporation’s annual proxy statement to facilitate communications by stockholders and employees with the non-management directors.

          f. The non-management directors shall meet separately from the other directors in regularly scheduled executive session, without the presence of management directors and executive officers of the Corporation. The presiding independent director shall preside over such meetings.

          g. At least once per year the independent directors shall meet separately from the other directors in a scheduled executive session, without the presence of management directors, non-management directors who are not independent and executive officers of the Corporation. The presiding independent director shall preside over such meetings.

     11. Committees.

     a. The Board shall have an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee which shall have the respective responsibilities described in the attached exhibits. The membership of each such committee shall consist only of independent directors.

     b. The Board may, from time to time, appoint one or more additional committees, such as a Dividend Committee.

     c. The chairman of each Board committee, in consultation with the appropriate members of management and staff, will develop the committee’s agenda. Management will assure that, as a general rule, information and data necessary to the committee’s understanding of the matters within the committee’s authority and the matters to be considered and acted upon by a committee are distributed to each member of such committee sufficiently in advance of each such meeting or action taken by written consent to provide a reasonable time for review and evaluation.

     d. At each regularly scheduled Board meeting, the chairman of each committee or his or her delegate shall report the matters considered and acted upon by such committee at each meeting or by written consent since the preceding regularly scheduled Board meeting.

     e. The secretary of the Corporation, or any assistant secretary of the Corporation, shall be available to act as secretary of any committee and shall, if invited, attend meetings of the committee and prepare minutes of the meeting for approval and adoption by the committee.

     12. Reliance.

     Any director of the Corporation shall, in the performance of such person’s duties as a member of the Board or any committee of the Board, be fully protected in relying in good faith upon the records of the Corporation or upon such information, opinions, reports or statements presented by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence.

     13. Reference to Corporation’s Subsidiaries.

     Where the context so requires, reference herein to the Corporation includes reference to the Corporation and/or any direct or indirect subsidiary of the Corporation whose financial results are consolidated with those of the Corporation for financial reporting purposes and reference to a subsidiary of the Corporation shall be reference to such a subsidiary.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

			FOR ALL NOMINEES	WITHHELD FOR NOMINEES NAMED BELOW
Item 1:	Election of the following nominees as directors:

	01 Michael J. Kowalski	06 Charles K. Marquis	☐	☐
	02 Rose Marie Bravo	07 J. Thomas Presby
	03 William R. Chaney	08 James E. Quinn
	04 Samuel L. Hayes III	09 William A. Shutzer
05 Abby F. Kohnstamm

WITHHELD FOR (write in each nominee’s name in the space provided below):

The Board of Directors recommends: a vote FOR all nominees for director in Item 1 and FOR approval of the appointment of PricewaterhouseCoopers LLP as independent auditors in Item 2. Shares represented by this proxy will be so voted unless otherwise indicated, in which case they will be voted as marked.

Item 2:	Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company’s fiscal 2004 financial statements.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		I PLAN TO ATTEND THE ANNUAL MEETING		☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

NOTE: Please date and sign exactly as your name appears printed on this card. When shares are held by joint owners, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/tif		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TIFFANY & CO.

PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. (THE “COMPANY”) TO BE HELD MAY 20, 2004, AT 10:00 A.M. NEW YORK TIME IN THE ROOF/PENTHOUSE OF THE ST. REGIS HOTEL, 2 EAST 55TH STREET AT FIFTH AVENUE, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE “FOR” ALL NOMINEES FOR DIRECTOR IN ITEM 1 AND “FOR” APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS IN ITEM 2.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints M.J. KOWALSKI, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the 2004 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of or may properly come before the meeting.

IMPORTANT
THIS PROXY IS CONTINUED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

Tiffany & Co.
727 Fifth Avenue
New York, N.Y. 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held
THURSDAY, MAY 20, 2004

The Annual Meeting of Stockholders of Tiffany & Co. (the “Company”) will be held in the Roof/Penthouse of The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on Thursday, May 20, 2004, at 10:00 a.m. New York time to consider and take action on the following:

1.	Election of nine (9) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;

2.	Approval of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company’s fiscal 2004 financial statements.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 25, 2004 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 600 Madison Avenue, 8th Floor, New York commencing on April 26, 2004 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick B. Dorsey
Secretary
New York, New York
April 12, 2004

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, VOTE BY INTERNET OR CALL IN YOUR VOTE.